Free Writing Prospectus to the YEELDS® Product Supplement dated March 1, 2010 to the Prospectus Supplement dated March 1, 2010 and the Prospectus dated February 10, 2009	Filed Pursuant to Rule 433 Registration No. 333-145845 March 26, 2010

$[—] YEELDS®

BARCLAYS BANK PLC

GLOBAL MEDIUM-TERM NOTES, SERIES A

Yield Enhanced Equity Linked Debt Securities (“YEELDS®”) Due October 16, 2010

Performance Linked to the Common Stock of VMware, Inc.

Because these notes are part of a series of Barclays Bank PLC’s debt securities called Global Medium-Term Notes, Series A, this free writing prospectus and the accompanying product supplement, dated March 1, 2010 (the “YEELDS® product supplement”) should also be read with the accompanying prospectus supplement, dated March 1, 2010 relating to Barclays Bank PLC’s Global Medium-Term Notes, Series A (the “prospectus supplement”) and the accompanying prospectus dated February 10, 2009 (the “base prospectus”). Terms used here have the meanings given them in the YEELDS® product supplement, the prospectus supplement or the base prospectus, unless the context requires otherwise.

•	Common stock issuer: VMware, Inc. VMware, Inc. is not involved in this offering and has no obligation with respect to the notes.

•	Common stock: The common stock of the common stock issuer listed on the New York Stock Exchange under the ticker symbol “VMW”.

•	Number of YEELDS® [—].

•	Principal amount: $[—] per note, and, in the aggregate, [—].

•	Inception Date: March 26, 2010

•	Issue Date: April 5, 2010

•

Stated maturity date: October 16, 2010, subject to postponement if the valuation date is postponed. If the stated maturity date is not a business day, any payment required to be made on the stated maturity date will instead be made on the next business day, with the same effect as if paid on the scheduled stated maturity date, as described in the section entitled “Description of the Notes—Payment at maturity” in the YEELDS® product supplement.

•

Valuation date: October 8, 2010, subject to postponement if a market disruption event occurs or if such a day is not a scheduled trading day, as described in the section entitled “Description of the Notes—Payment at maturity—Settlement value” in the YEELDS® product supplement.

•	Interest rate: 10.00% per annum.

•	Interest payment dates: Monthly, on the 16th day of each month during the term of the notes, beginning on May 16, 2010, and ending on and including the stated maturity date.

•	Interest payment record dates: 15 calendar days prior to each interest payment date.

•	Initial value: $[—], which is the average execution price per share for the common stock that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes.

•	Equity cap price: $[—], which is 108.50% of the initial value.

•	Trigger event: if, on any scheduled trading day during the monitoring period: the intraday lowest price of the common stock is less than the trigger price.

•

Intraday lowest price: With respect to any scheduled trading day, the product of (1) the lowest reported price of the common stock, as determined by the calculation agent during intraday trading on such scheduled trading day, plus the dividend adjustment amount as of such scheduled trading day, times (2) the multiplier then in effect.

•	Trigger price: $[—] which is 77.50% of the initial value.

•	Monitoring period: the period from, but excluding, the inception date to, and including, the valuation date.

•	Payment at maturity: On the stated maturity date, Barclays Bank PLC will pay you, per note, the lesser of:

(1)	the conversion value; and

(2)	the equity cap price.

provided that if (a) the trigger event has not occurred and (b) the conversion value is less than the principal amount per note, the payment at maturity will equal the principal amount per note.

•	Conversion value: The “conversion value”, per note, will equal the product of:

(1)	the settlement value; times

(2)	the conversion ratio.

•	Conversion ratio: 1.0, reflecting the number of shares of the underlying common stock to which each note is exposed.

•

Settlement value: The settlement value will be based upon the product of the adjusted closing price of the common stock on the valuation date, times the multiplier then in effect on the valuation date, and shall generally be equal to such product.

•

Multiplier: The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in the YEELDS® product supplement in “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value.”

•	Adjusted closing price: The adjusted closing price of the common stock on any scheduled trading day is the sum of:

(1)	the closing price of the common stock on such scheduled trading day; and

(2)	its dividend adjustment amount on such scheduled trading day.

•	Closing price: The last reported sales price for the common stock on the New York Stock Exchange at the scheduled week-day closing time of the regular trading session of the relevant exchange.

•

Dividend adjustment amount: The dividend adjustment amount as of any scheduled trading day will be calculated as the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of such scheduled trading day, which difference may be positive or zero.

•	Actual aggregate dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

if ex-dividend dates occur within the period from, but excluding, the inception date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of declared cash dividends corresponding to all such ex-dividend dates per share of the common stock;

•	if no ex-dividend dates occur within the period from, but excluding, the inception date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•	Expected aggregate dividend: With respect to any scheduled trading day, the expected aggregate dividend shall be zero.

•

Stock settlement option: Yes; if Barclays Bank PLC has elected to exercise the stock settlement option, on the stated maturity date, Barclays Bank PLC will deliver to you a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of such common stock on the valuation date, all as described below in the section entitled “Stock Settlement Option” and will provide the trustee with not less than three business days’ prior written notice of such election.

•

Postponement of the valuation date because of a market disruption event: If a market disruption event occurs on the valuation date, as set forth in this document, such valuation date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed to be such valuation date and (b) the calculation agent shall determine the closing price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the closing price on such day.

•	Denominations: [—] and integral multiples thereof.

•	Listing: The notes will not be listed on any exchange.

•	CUSIP: 06740L204

•	ISIN: 06740L2043

See “Risk Factors” sections beginning on page PR-10 of the YEELDS® product supplement and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

YEELDS® constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus dated February 10, 2009, and the prospectus supplement dated March 1, 2010, the YEELDS® product supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the base prospectus, prospectus supplement, the YEELDS® product supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the base prospectus, the prospectus supplement, the YEELDS® product supplement, the pricing supplement and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, any accompanying YEELDS® product supplement or any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	[—]%	[—]%	[—]%*
Total	$[—]	$[—]	$[—]

(1)	Barclays Capital Inc. will receive commissions from Barclays Bank PLC, as issuer, equal to [—]% of the principal amount of the notes, or $[—] per $[—] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Barclays Bank PLC listed herein is the minimum amount of proceeds that Barclays Bank PLC receives.

Please see “Supplemental Plan of Distribution” in this free writing prospectus for more information.

“YEELDS®” is a registered trademark of Barclays Capital Inc.

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the base prospectus, as supplemented by the prospectus supplement relating to our Series A medium-term notes of which the notes are a part and the YEELDS® product supplement. Purchasers should rely upon the base prospectus, the prospectus supplement, the YEELDS® product supplement, this free writing prospectus, any other relevant terms supplement and any relevant free writing prospectus for complete details. This free writing prospectus, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this free writing prospectus shall supersede the YEELDS® product supplement, which shall, likewise, supersede the base prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying YEELDS® product supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Barclays Bank PLC has filed for free by searching the SEC online database at www.sec.gov, with “Barclays Bank PLC” as a search term or through the links below, or by emailing Barclays Bank PLC at us.syndicate.ops@barcap.com.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	YEELDS® product supplement dated March 1, 2010:

http://sec.gov/Archives/edgar/data/312070/000119312510044976/d424b3.htm

•	Prospectus supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

•	Base prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

ADDITIONAL RISK FACTORS

If a market disruption event occurs on a day that would otherwise be the valuation date, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be the valuation date, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to eight scheduled trading days for the postponed valuation date following the stated maturity date.

Postponement of the valuation date may result in a reduced amount payable at maturity.

As the payment at maturity is a function of, among other things, the adjusted closing price of common stock. The postponement of the valuation date may result in the application of a different adjusted closing price, and, accordingly, decrease the payment you receive at maturity.

The tax consequences are uncertain.

The federal income tax treatment of the notes is uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described above. As discussed further in the accompanying product supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the notes at a rate that could potentially exceed the interest paid currently on the notes and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

FWP-2

TRIGGER EVENT

As stated on the cover page, on the stated maturity date, Barclays Bank PLC will pay you, per note, the lesser of:

(1)	the conversion value, and

(2)	the equity cap price,

provided that if (a) the trigger event has not occurred and (b) the conversion value is less than the principal amount per note, the payment at maturity will equal the principal amount per note.

A “trigger event” will occur if, on any scheduled trading day during the monitoring period: the intraday lowest price of the common stock is less than the trigger price.

The trigger price is equal to [—], which is 77.50% of the initial value.

The “monitoring period” is the period from, but excluding, the date of this free writing prospectus to, and including, the valuation date.

The “intraday lowest price” means on any scheduled trading day, the product of (1) the lowest reported price of the common stock as determined by the calculation agent during intraday trading on such scheduled trading day, plus the dividend adjustment amount as of such scheduled trading day, times (2) the multiplier then in effect.

FWP-3

POSTPONEMENT OF THE VALUATION DATE BECAUSE OF A MARKET DISRUPTION EVENT

If a market disruption event occurs on a day that would otherwise be the valuation date, as set forth on the cover page of this free writing prospectus, such valuation date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled valuation date, then (a) that eighth scheduled trading day shall be deemed to be that valuation date and (b) the calculation agent shall determine the adjusted closing price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the value of the common stock as of the close of trading on the relevant exchange on such day.

EXAMPLES OF AMOUNT PAYABLE AT MATURITY

Here are three examples of the amount that may be payable on the stated maturity date. In each of these examples it is assumed that (1) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of the valuation date; (2) the multiplier has not been adjusted, (3) the initial value and principal amount per note are both equal to $53.75, (4) the equity cap price is $58.31875, and (5) the trigger price is $41.65625.

Example 1. Assuming the settlement value is $35.00, a level less than the trigger price, after applying the initial multiplier, and hence a trigger event has occurred:

As a result, because the trigger event has occurred and the settlement value of $35.00 is less than the equity cap price of $58.31875, on the stated maturity date, you would receive $35.00 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 56,000 notes, you would receive on the stated maturity date in total, 56,000 shares of the common stock plus accrued but unpaid interest payments.

Example 2. Assuming the settlement value is $45.00, a level greater than the trigger price, after applying the initial multiplier, and a trigger event has not occurred prior to the valuation date:

As a result, because the trigger has not occurred and the settlement value of $45.00 is less than $53.75, the principal amount per note, on the stated maturity date, you would receive $53.75 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock plus $8.75 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 56,000 notes, you would receive on the stated maturity date in total, 66,888 shares of the common stock plus $40.00 in cash, plus accrued but unpaid interest payments.

FWP-4

Example 3. Assuming the settlement value is $45.00, a level greater than the trigger price, after applying the initial multiplier, but a trigger event has occurred prior to the valuation date:

As a result, because a trigger event has occurred and the settlement value of $45.00 is less than the equity cap price of $58.31875, on the stated maturity date, you would receive $45.00 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, 1 share of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 56,000 notes, you would receive on the stated maturity date in total, 56,000 shares of the common stock plus accrued but unpaid interest payments.

Example 4. Assuming the settlement value is $65.00, a level greater than the trigger price, after applying the initial multiplier:

As a result, because the settlement value of $65.00 is greater than the equity cap price of $58.31875, on the stated maturity date, you would receive $58.31875 per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

Accordingly you would receive on the stated maturity date, if you held one note, zero share of the common stock plus $58.31875 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held 56,000 notes, you would receive on the stated maturity date in total, 50,243 shares of the common stock plus $55.00 in cash, plus accrued but unpaid interest payments.

To the extent the actual settlement value differs from the values assumed above or that the actual aggregate dividend of the common stock differs from its expected aggregate dividend as of the valuation date, the results indicated above would be different.

If the stock settlement option is elected, the market price of the shares of VMware, Inc. that you receive per note on the stated maturity date may be less than the amount that you would have received had the stock settlement option not been elected because the number of shares you receive will ordinarily be calculated based upon the adjusted closing price of VMware, Inc.’s common stock on the valuation date.

STOCK SETTLEMENT OPTION

If Barclays Bank PLC elects to exercise its stock settlement option and Barclays Bank PLC provides the trustee not less than three business days’ prior written notice of such election, Barclays Bank PLC will, subject to the next paragraph, deliver on the stated maturity date a number of shares of the common stock equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the common stock on the valuation date.

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares, on the stated maturity date, it will pay in cash the amount payable at maturity as if it had not elected the stock settlement option.

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in an amount equal to that fractional share, based upon the adjusted closing price of the common stock (and any other equity securities included in the calculation of the settlement value) on the valuation date.

FWP-5

Upon the occurrence of certain events, or if VMware, Inc. is involved in certain extraordinary transactions, the number of shares of VMware, Inc. to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to VMware, Inc.’s common stock, cash and any other equity securities used in the calculation of the settlement value, all as determined by the calculation agent. See “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying YEELDS® product supplement.

Because the settlement value will ordinarily be determined on the valuation date, if Barclays Bank PLC elects the stock settlement option, the effect to holders will be as if the notes matured on the valuation date (subject to postponement as described above in the section entitled “Postponement of the Valuation Date, because of a Market Disruption Event”). Thus, the aggregate value of the shares of VMware, Inc.’s common stock and any other equity securities and cash that you receive at maturity may be more or less than the amount you would have received had Barclays Bank PLC not elected the stock settlement option as a result of fluctuations in the value of these securities during the period between the valuation date and the maturity date. Consequently, it is possible that the aggregate value of the cash and securities that you receive at maturity may be less than the payment that you would have received at maturity had Barclays Bank PLC not elected to settle the notes with shares of VMware, Inc.’s common stock. In the absence of any election notice to the trustee, Barclays Bank PLC will be deemed to have elected to pay the amount payable at maturity in cash.

COMMON STOCK ISSUER AND COMMON STOCK

VMware, Inc.

Barclays Bank PLC has obtained the following information regarding VMware, Inc. from VMware, Inc.’s reports filed with the SEC.

According to publicly available information, VMware, Inc. (the “Company”) is the leading provider of virtualization solutions from the desktop to the data center and to the cloud. The Company’s virtualization solutions represent a pioneering approach to computing that separates application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility, and manageability.

As of December 31, 2009, the Company’s total revenues increase 8% to $2,023.9 million.

The linked share’s SEC file number is 001-33622.

The common stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described in the section entitled “Where You Can Find More Information” in the accompanying base prospectus. In addition, information regarding VMware, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Historical information about the common stock

The common stock is listed on New York Stock Exchange under the symbol “VMW”.

The following table presents the high and low closing prices for the common stock, as reported on VMware, Inc. during each fiscal quarter in 2006, 2007, 2008 2009 and 2010 (through March 26, 2010), and the closing price at the end of each quarter in 2006, 2007, 2008, 2009 and 2010 (through March 26, 2010).

The historical prices of the common stock are not necessarily indicative of future performance; accordingly, there can be no assurance that the payment you receive at maturity will equal or exceed the principal amount. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

FWP-6

	High	Low	Period End
2007
Third Quarter (beginning August 17, 2007)	$85.00	$29.00	$85.00
Fourth Quarter	$124.83	$71.44	$84.99
2008
First Quarter	$84.60	$42.77	$42.82
Second Quarter	$72.08	$43.68	$53.86
Third Quarter	$55.01	$26.00	$26.64
Fourth Quarter	$31.81	$17.88	$23.69
2009
First Quarter	$26.33	$19.89	$23.62
Second Quarter	$32.81	$25.40	$27.27
Third Quarter	$41.09	$26.12	$40.17
Fourth Quarter	$45.57	$37.75	$42.38
2010
First Quarter (through March 26, 2010)	$54.49	$41.58	$53.53

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values, in each case assuming that (a) the investment is held from the date on which the notes are first issued until the stated maturity date, (b) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of the final valuation date, (c) that the multiplier has not been adjusted, (d) the hypothetical principal amount or the initial value is $53.75 per note, (e) the equity cap price is $58.31875 and (f) the trigger price is $41.65625.

•	the hypothetical conversion value per note;

•	the percentage change from the principal amount to the hypothetical conversion value;

•	the total interest payments paid or payable on or before the stated maturity date per note;

•	the hypothetical total amount payable per note on the stated maturity date;[1]

•	the hypothetical total annualized yield on the note on the stated maturity date;[2] and

•	the hypothetical total annualized yield from direct ownership of the common stock.

[1]	Excludes accrued but unpaid interest payments payable on the stated maturity date.
[2]

The hypothetical total annualized yield on the stated maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the notes, including the amount payable on the stated maturity date and all interest payments through the stated maturity date, the sum of these present values being equal to the original issue price.

FWP-7

Table 1: Assuming a trigger event has occurred:

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$0.0000	$0.0000	-100%	$2.8517	$0.00000	-100.0%	-100.0%
$10.7500	$10.7500	-80%	$2.8517	$10.75000	-93.6%	-95.2%
$21.5000	$21.5000	-60%	$2.8517	$21.50000	-78.8%	-82.2%
$32.2500	$32.2500	-40%	$2.8517	$32.25000	-56.2%	-61.8%
$43.0000	$43.0000	-20%	$2.8517	$43.00000	-26.4%	-34.3%
$48.3750	$48.3750	-10%	$2.8517	$48.37500	-8.8%	-18.0%
$53.7500	$53.7500	0%	$2.8517	$53.75000	10.4%	0.0%
$56.4375	$56.4375	5%	$2.8517	$56.43750	20.7%	9.6%
$59.1250	$59.1250	10%	$2.8517	$58.31875	28.2%	19.7%
$64.5000	$64.5000	20%	$2.8517	$58.31875	28.2%	41.0%
$75.2500	$75.2500	40%	$2.8517	$58.31875	28.2%	88.5%
$86.0000	$86.0000	60%	$2.8517	$58.31875	28.2%	142.5%
$96.7500	$96.7500	80%	$2.8517	$58.31875	28.2%	202.8%
$107.5000	$107.5000	100%	$2.8517	$58.31875	28.2%	269.3%

Table 2: Assuming no trigger event has occurred:

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$43.0000	$43.0000	-20%	$2.8517	$53.75000	10.4%	-34.3%
$48.3750	$48.3750	-10%	$2.8517	$53.75000	10.4%	-18.0%
$53.7500	$53.7500	0%	$2.8517	$53.75000	10.4%	0.0%
$56.4375	$56.4375	5%	$2.8517	$56.43750	20.7%	9.6%
$59.1250	$59.1250	10%	$2.8517	$58.31875	28.2%	19.7%
$64.5000	$64.5000	20%	$2.8517	$58.31875	28.2%	41.0%
$75.2500	$75.2500	40%	$2.8517	$58.31875	28.2%	88.5%
$86.0000	$86.0000	60%	$2.8517	$58.31875	28.2%	142.5%
$96.7500	$96.7500	80%	$2.8517	$58.31875	28.2%	202.8%
$107.5000	$107.5000	100%	$2.8517	$58.31875	28.2%	269.3%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total annualized yield will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the settlement value, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Barclays Bank PLC or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

FWP-8

SUPPLEMENTAL TAX CONSIDERATIONS

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussion under “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement and “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, as described in the YEELDS® product supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying YEELDS® product supplement) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the product supplement.

The United States federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid income-bearing executory contract with respect to the common stock that is subject to tax as described herein. If your notes are so treated, you will likely be taxed on interest paid on the notes as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes. In addition, it would be reasonable for you to recognize capital gain or loss upon the sale or cash-settlement upon maturity of your notes in an amount equal to the difference between the amount you receive at such time (excluding amounts attributable to interest) and your tax basis in the notes. Because the term of your notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event of physical settlement, such loss may be deferred (as described in the following paragraph).

If you receive shares upon the maturity of your notes pursuant to the stock settlement option, it is not clear whether the receipt of shares should be treated as (i) a taxable settlement of the notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your notes. If the receipt of the shares is treated as a taxable settlement of the notes followed by a purchase of the shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your notes is treated as a tax-free purchase of the shares, (i) the receipt of shares upon maturity of your notes should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your notes (determined as described below), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your notes will be equal to the price you paid for the notes (excluding amounts paid in respect of accrued but unpaid interest). Your holding period in the shares you receive upon the maturity of your notes will begin on the date that you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this free writing prospectus is materially correct.

As discussed further in the accompanying YEELDS® product supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect.

FWP-9

For a further discussion of the tax treatment of your notes as well as possible alternative characterizations, please see the discussion under the heading “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion about tax risks under “Additional Risk Factors”, in this free writing prospectus.

Non-U.S. Holders. The United States federal income tax treatment of the notes is uncertain, and alternative treatments are possible. Under one such alternative treatment, the notes could be viewed as a notional principal contract. Recently enacted legislation imposes a 30% withholding tax on any “dividend equivalent” payment made to a non-U.S. holder of a “specified notional principal contract” on or after September 14, 2010, the effective date of this provision of the legislation. It is possible, under the alternative characterization of the notes as a notional principal contract, that the Internal Revenue Service could assert that the notes should be treated as a “specified notional principal contract” that gives rise to payments subject to such withholding. You should consult your tax advisor about this risk and other potential U.S. federal income tax.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this free writing prospectus. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the price specified on the cover of this free writing prospectus.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this free writing prospectus, which is the fifth business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+5”).

After the initial public offering, the public offering price and the selling terms may be varied from time to time by the Agent.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

FWP-10